Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated March 6, 2013 (except for Note 11, as to which the date is September 9, 2013), with respect to the consolidated financial statements and schedule of Apple REIT Seven, Inc., and our report dated March 6, 2013 on the effectiveness of internal control over financial reporting of Apple REIT Seven, Inc., included in the Joint Proxy Statement of Apple REIT Seven, Inc., Apple REIT Eight, Inc., and Apple REIT Nine, Inc. and the Prospectus of Apple REIT Nine, Inc., which is made part of the Registration Statement (Form S-4 No. 333-_____)  for the registration of 179,664,580 shares of its common stock.

/s/ Ernst & Young LLP
Richmond, Virginia
September 10, 2013